Exhibit 99.1

Valpey-Fisher Corporation Reports First Quarter Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--May 9, 2005--Valpey-Fisher Corporation (AMEX:VPF), reported today its financial results for the first quarter ended April 3, 2005. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
    Michael J. Ferrantino, President and Chief Executive Officer said, "On behalf of our entire team, I am pleased to report we were profitable in the 1st quarter. This represents our best start to any fiscal year since 2001.
    Every quarter we measure ourselves against the prior quarter as well as the same quarter of the previous year. The key metrics that we believe are critical to our continued success are: new orders, revenue, gross margin, operating profit, on-time-delivery, quality and factory production yields. Against these seven key metrics, we have over the last ten quarters improved at least five every quarter. In the 1st quarter our most improved metric was our 32% gross margin. This represents the best gross margin % achieved since 1999."
    Net sales for the quarter ended April 3, 2005 were $3,022,000 an increase of $255,000 over the amount reported in the 1st quarter of 2004. Gross profit for the current quarter was $965,000, a $178,000 increase over the 2004 quarter. For the 1st quarter of 2005, we had an operating profit of $46,000 and net earnings of $45,000. This compares to an operating loss of $143,000 and a net loss of $137,000 in the 1st quarter of 2004.
    Mr. Ferrantino commented further, "The improvement in our performance comes from the increase in market share of our high-rel product line as well as the introduction of several new products. Although there has been some improvements in market conditions, we continue to believe waiting for market improvements is not realistic and that a continuation of aggressive selling coupled with increases in new product development is the only way to continue our organic revenue improvement."
    Ted Valpey, Jr, Chairman of the Board, said "Following our annual strategic review, the board has earmarked up to $10 million for acquisitions over the next year. With our turnaround well underway and our organic growth increasing cash flow, we believe the time is right to enhance our position by pursuing strategic opportunities."

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure and the Company's ability to comply with Section 404 of the Sarbanes-Oxley Act.



Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)                  Quarter Ended
                                                      ----------------
                                                      4/3/05  3/28/04
                                                      ------- --------

Net sales                                             $3,022   $2,767
Cost of sales                                          2,057    1,980
                                                      ------- --------
   Gross profit                                          965      787

Selling and advertising expenses                         371      396
General and administrative expenses                      461      473
Research and development expenses                         87       61
                                                      ------- --------
                                                         919      930
                                                      ------- --------
   Operating profit (loss)                                46     (143)

Other income, net                                         23        6
                                                      ------- --------
Earnings (loss) before income taxes                       69     (137)
Income tax (expense)                                     (24)       0
                                                      ------- --------
Net earnings (loss)                                      $45    $(137)
                                                      ======= ========


Basic and diluted earnings (loss) per share:           $0.01   $(0.03)
                                                      ======= ========

Basic weighted average shares                          4,223    4,194
Diluted weighted average shares                        4,312    4,194


Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
                                                 (Unaudited) (Audited)
                                                     4/3/05  12/31/04
                                                 ----------- ---------
ASSETS
   Current assets:
      Cash and cash equivalents                      $6,384    $6,455
      Accounts receivables, net                       1,527     1,137
      Inventories, net                                1,235     1,501
      Deferred income taxes and other current
       assets                                           663       629
                                                 ----------- ---------
        Total current assets                          9,809     9,722
                                                 ----------- ---------
   Property, plant and equipment, at cost            10,853    10,807
    Less accumulated depreciation                     7,998     7,808
                                                 ----------- ---------
                                                      2,855     2,999
                                                 ----------- ---------
   Other assets                                         153       143
                                                 ----------- ---------
                                                    $12,817   $12,864
                                                 =========== =========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                               $1,589    $1,655
   Deferred income taxes                                543       578
   Stockholders' equity                              10,685    10,631
                                                 ----------- ---------
                                                    $12,817   $12,864
                                                 =========== =========


    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 ext. 600
             Vice President, Treasurer and Chief Financial Officer